TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2353 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports First Quarter EPS from Continuing Operations of $0.93, up 19.2 percent
Books 235 New Business Jet Orders
Record $22 Billion Aircraft and Defense Backlog Signals
Strong Growth for Years to Come

Providence, Rhode Island – April 17, 2008 – Textron Inc. (NYSE: TXT) today reported strong first quarter results with a 19.2 percent increase in earnings per share from continuing operations on a revenue increase of 18.7 percent. Cash flow provided by operating activities of continuing operations for the quarter was $158 million, resulting in free cash flow of $78 million.

“Global demand continues to be brisk across our aircraft and defense businesses, which led to another significant expansion in our backlog during the quarter," said Textron Chairman, President and CEO Lewis B. Campbell. “We also had strong performance in our manufacturing operations, which is important as we expand our capacity to meet growing requirements for our products and services,” Campbell added.

First quarter 2008 income from continuing operations was $0.93 per share, compared to $0.78 in the first quarter of 2007. Including discontinued operations, first quarter 2008 net income was $0.91 per share compared to $0.77 a year ago. First quarter 2008 revenue was $3.5 billion, compared to $3.0 billion last year.

Reflecting strong demand in aircraft and defense, combined backlog at Cessna, Bell Helicopter and Textron Systems increased to $22.0 billion at the end of the quarter, up from $18.8 billion at the end of 2007.

2008 Outlook

Textron now expects 2008 earnings per share from continuing operations to be between $3.80 and $4.00, up $0.05 per share from our previous forecast.  Second quarter earnings per share are expected to be between $0.90 and $1.00 per share. The company continues to expect free cash flow for the year in the range of $700 - $750 million.

Segment Reporting Change

Through fiscal 2007, Textron reported financial results within four segments: Bell, Cessna, Industrial and Finance.  The Bell segment consisted of Bell Helicopter and Textron Systems. With recent acquisitions and organic growth, Textron Systems now provides a significant portion of consolidated revenues.  As Textron Systems and Bell Helicopter both continue to grow, these businesses require greater autonomy from each other and a dedicated management focus.  Therefore, we have changed our segment reporting to separate Textron Systems into a new segment, Defense & Intelligence, and to report Bell Helicopter as its own segment. The Cessna, Industrial and Finance segments have not been changed.

Historical results from 2003 through 2007 have been recast to reflect the new structure and are available for downloading from the Investor Relations section of our website at www.textron.com.

Segment Results

Cessna

Cessna’s revenues increased $278 million in the quarter from last year’s same period reflecting delivery of 95 business jets compared to 67 in last year’s first quarter, improved pricing and revenues from the acquisition of Columbia Aircraft.

Segment profit increased $52 million, reflecting higher volumes, improved pricing and favorable warranty performance, partially offset by inflation and increased engineering and product development expense.

Cessna backlog at the end of the first quarter was $14.5 billion, up from $12.6 billion at year-end 2007.

Bell

First quarter Bell revenues decreased $6 million compared to last year’s first quarter, while segment profit increased $28 million.

U.S. Government revenues increased $50 million in the quarter due to higher V-22 volume and higher spares and service revenue. These increases were partially offset by lower H-1 program revenue.

Revenues for the commercial business decreased $56 million reflecting delivery of 22 helicopters compared to 36 last year, partially offset by higher pricing and a benefit from newly acquired businesses.

U.S. Government profit increased $27 million as a result of improved cost performance and the impact from higher volume. Bell’s improved cost performance reflected a $25 million Armed Reconnaissance Helicopter program charge in the first quarter of 2007.

Commercial profit increased $1 million, as favorable program performance and higher pricing offset the unfavorable impact of lower volume and inflation.

Bell backlog at the end of the first quarter was $5.2 billion, up from $3.8 billion at year-end 2007.

Defense & Intelligence

Revenues increased $216 million in the quarter due to the acquisition of AAI, which was partially offset by last year’s non-recurring revenue for Hurricane Katrina recovery.

Segment profit increased $5 million year-over-year reflecting the benefit from the AAI acquisition and ASV program adjustments to recognize positive program performance, partially offset by last year’s $28 million Katrina reimbursement, inflation and unfavorable pricing.

First quarter ending backlog at Defense & Intelligence was $2.3 billion, compared to $2.4 billion at year-end 2007.

Industrial

Revenues in the Industrial segment increased $62 million reflecting favorable foreign exchange and higher pricing, which more than offset slightly lower overall volumes.  The lower volumes reflected decreases at Jacobsen and E-Z-GO, which offset increases at Fluid & Power and Kautex.

Profit in the Industrial segment decreased $10 million primarily due to inflation, which was only partially offset by higher pricing.

Finance

Revenues in the Finance segment increased $4 million.  The increase reflects an increase in securitization gains and other fee income, higher revenues resulting from higher average finance receivables and the impact of a residual value impairment charge last year, partially offset by a decline in market interest rates.

Profit in the Finance segment decreased $10 million due to an increase in the provision for loan losses, primarily in the asset-based lending and distribution finance businesses, and an increase in borrowing costs caused by market conditions, partially offset by the increase in securitization gains and other income.

The sixty-day plus delinquency percentage declined to 0.33 percent of finance receivables from 0.43 percent at the end of last year.  Nonperforming assets (NPA) increased to 1.84 percent of total finance assets from 1.34 percent, still within a normal range. The higher NPA primarily reflected softer credit performance in the asset-based lending and distribution finance portfolios.  NPA’s remained favorable in our resort, aviation and golf portfolios.

Conference Call Information

Textron will host a conference call today, April 17, 2008, at 9:00 a.m. Eastern time to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8975 in the U.S. or (612) 332-0418 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, April 17, 2008 by dialing (320) 365-3844; Access Code: 896150.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is a $13.2 billion multi-industry company operating in 34 countries with approximately 44,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information:

Certain statements in this release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting defense operations; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) Textron Financial Corporation’s ability to maintain portfolio credit quality; (t) Textron Financial Corporation’s access to financing, including securitizations, at competitive rates; (u) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (v) risks and uncertainties related to acquisitions and dispositions; (w) the efficacy of research and development investments to develop new products; (x) the launching of significant new products or programs which could result in unanticipated expenses; (y) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (z) difficulties or unanticipated expenses in connection with the consummation or integration of acquisitions, potential difficulties in employee retention following the acquisition and risks that the acquisition does not perform as planned or disrupts our current plans and operations or that anticipated synergies and opportunities will not be realized.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K.

TEXTRON INC.
Revenues and Income by Business Segment
Three Months Ended March 29, 2008 and March 31, 2007
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007

REVENUES (a)
MANUFACTURING:
Cessna	$1,246	$968
Bell	574	580
Defense & Intelligence	575	359
Industrial	909	847
	3,304	2,754
FINANCE	214	210
Total revenues	$3,518	$2,964

PROFIT (a)
MANUFACTURING:
Cessna	$207	$155
Bell	53	25
Defense & Intelligence	71	66
Industrial	50	60
	381	306
FINANCE	42	52
Segment profit	423	358
Corporate expenses and other, net	(40)	(50)
Interest expense, net	(30)	(24)
Income from continuing operations
before income taxes	353	284
Income taxes	(117)	(86)
Income from continuing operations	236	198
Discontinued operations, net of income taxes	(5)	(2)
Net income	$231	$196
Earnings per share:
Continuing operations	$0.93	$0.78
Discontinued operations	(0.02)	(0.01)
Net income	$0.91	$0.77
Average diluted shares outstanding	254,348,000	254,873,000

(a)
Effective at the beginning of fiscal 2008, we changed our segment reporting by separating the former Bell segment into two segments:  the Bell segment and the Defense & Intelligence segment.  Prior periods have been recast to reflect the new segment reporting structure.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	March 29, 2008	December 29, 2007
Assets
Cash and cash equivalents	$314	$471
Accounts receivable, net	1,181	1,083
Inventories	3,074	2,724
Other current assets	483	568
Net property, plant and equipment	2,001	1,999
Other assets	3,750	3,728
Textron Finance assets	9,963	9,383
Total Assets	$20,766	$19,956

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$385	$355
Other current liabilities	3,871	3,767
Other liabilities	2,165	2,289
Long-term debt	1,801	1,793
Textron Finance liabilities	8,950	8,245
Total Liabilities	17,172	16,449

Total Shareholders’ Equity	3,594	3,507
Total Liabilities and Shareholders’ Equity	$20,766	$19,956

TEXTRON INC.
Calculation of Free Cash Flow*
Q1 2008

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from business operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of free cash flow for the Manufacturing group uses net cash provided by operating activities of continuing operations, less capital expenditures, net of proceeds from the sale of plant, property and equipment.

Management believes that our free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities.  Free cash flow is not a financial measure under generally accepted accounting principles (GAAP) and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

The reconciliation of net cash provided by operating activities of continuing operations prepared in accordance with GAAP to free cash flow is provided below.

(Dollars in millions)	First Quarter
	2008	2007
Net cash provided by operating activities of continuing operations	$158	$86
Less: Capital expenditures	(81)	(59)
Plus: Proceeds on sale of property, plant and equipment	1	1
Free cash flow	$78	$28

*Beginning with the first quarter of 2008, we changed our definition of free cash flow to exclude adjustments for capital expenditures financed with capital lease transactions.  Prior period information has been recast to reflect this change.